Exhibit 15.1

Beijing Office Kerry Center South Tower 1 Guang Hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Ambow Education Holding Ltd. on Form F-3 (File No. 333-231273) of our report dated May 2, 2022, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 appearing in the Annual Report on Form 20-F of Ambow Education Holding Ltd. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China
May 2, 2022

www.marcumbp.com